CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made as of the 13th day of June, 2014 (“Effective Date”) between Tarpon Bay Partners LLC (the “Project Manager”), a Florida limited liability company, and PureSafe Water Systems, Inc. (the “Company”) a Delaware corporation.

WHEREAS:

Project Manager has experience in corporate structure, strategic alliances, financing and other matters relating to the general business and operating affairs of private and public companies;

The Company desires to retain Project Manager to provide a variety of financial, business consulting and advisory services, and Project Manager is willing to provide such services pursuant to the terms of this Agreement.

In consideration of the terms of this Agreement, the Company and Project Manager agree as follows:

ARTICLE 1
ENGAGEMENT

1.1.	The Company hereby engages and retains Project Manager, on a non-exclusive basis, under the terms of this Agreement to render certain business, financial consulting and advisory services to the Company.

Project Manager is hereby engaged and retained by the Company to assist it with, among other things;

1.	Management. Management of Company’s product development and inventory financing, cash management, balance sheet structuring, including the advisory services regarding re-structuring of the Company’s existing debt and equity securities, as may be necessary; debt negotiation and retirement; preparation of a financial plan; advice on corporate organization and governance procedures; use all of its best efforts to facilitate the company’s operations and marketing strategy ; assist the Company in becoming current in its SEC filings; prepare and negotiate compensation programs for Management; and all other activities as may be required to aid in the management of the Company.

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2.	Third Party Service Providers. Assist Company with managing and coordinating relationships with and functionality of its service providers, including accounting and auditing firms and operations.

The services to be rendered by Project Manager to the Company shall under no circumstances include any activities which could be deemed by the Securities and Exchange Commission, any state securities regulator or to constitute investment banking or any other activities requiring Project Manager to be registered as a broker-dealer under the Securities Act of 1934 FINRA or other applicable regulations. Furthermore, it is specifically understood that all capital raising transactions associated with the Company will be processed and completed through a FINRA registered broker dealer.

1.3.	Project Manager hereby acknowledges and agrees that this engagement is on a non-exclusive basis and, therefore, the Company will, during the term of this Agreement, be free to engage or retain any other entity to render the same or similar services to it. The Company hereby acknowledges that this engagement does not prohibit Project Manager from rendering similar services to others. The Company hereby acknowledges that Project Manager, its affiliates and agents have and may hereafter perform services for vendors, strategic partners, or other third parties doing business or otherwise having a relationship with the Company, and consents thereto and waives any conflict of interest with respect thereto; provided that Project Manager shall not perform services for other companies that are competitors of the Company’s primary business sector.

1.4.	The Company will provide Project Manager with all financial and business information and documentation concerning the Company which is reasonably requested by Project Manager hereunder to the extent such information and documentation is available without the Company incurring any unreasonable effort or expense. In addition, the Company will make its executive officers and members of its Board of Directors available to Project Manager, upon reasonable advance notice and request of Project Manager, for the purpose of providing information to Project Manager in connection with its contemplated services hereunder. The Company will use its best efforts to ensure that all such information provided to the Project Manager will be accurate , complete and not false or misleading in any respect.

1.5.	Project Manager and its employees will only be required to devote such of its time and efforts as it may determine is necessary for the performance of its services hereunder, provided that Project Manager and its employees will perform their services hereunder in the highest professional manner and will provide such of its staff and personnel as necessary for the performance of its services hereunder.

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1.6.	The Company acknowledges that Project Manager does not guarantee that its services will have an impact upon the Company’s business or that subsequent financial improvement or advantage will result from the Consulting Services. Company understands and acknowledges that the success or failure of Project Manager’s efforts will be predicated on Company’s assets and operating results.

ARTICLE 2
COMPENSATION

2.1.	In consideration of Project Manager's services under this Agreement, Project Manager shall be entitled to the following compensation:

Issuance of shares of Series H Convertible Preferred Stock (“Preferred Stock”), the form of which is attached hereto, as follows: an initial issuance of shares of Preferred Stock with the stated value equal to $425,000, due upon the execution of this Agreement, and shares of Preferred Stock issued monthly thereafter with a stated value equal to $75,000, payable monthly on the first day of each calendar month beginning July 1, 2014 (“Consultant Fee”).

2.2       The compensation paid to Project Manager for its services pursuant to this Article 2 shall constitute full compensation for all services performed by the executives, agents, employees and affiliates of the Project Manager.

ARTICLE 3
MISCELLANEOUS

3.1.	Independent Contractor Relationship. Nothing herein or attached shall be construed to create the relationship of employer and employee between the Company and Project Manager. Project Manager acknowledges that as an independent contractor it, (1) is not entitled to unemployment insurance benefits; (2) is not entitled to workers compensation benefits; and (3) is obligated to file federal and state income tax reports on any monies paid pursuant this Agreement.

3.2.	Authority. Under this Agreement Project Manager will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Company or any affiliate other than those required to perform the services identified under this Agreement.

3.3.	Confidential Information and Other Restrictions. Either during or after the term of this Agreement Project Manager agrees not to communicate, disclose, or utilize to the Project Managers own benefit or the benefit of any other entity or persons, any techniques, plans, designs, programs, customer information or other information not in the public domain pertaining to the business or affairs of the Company or of any of its affiliates. Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this Agreement or the agreements made between the Company and other parties except in accordance with the company’s privacy notice provisions and in furtherance of the business. Upon termination of this Agreement the Project Manager agrees to immediately surrender to the Company all originals, software, or computer systems programs, and copies any other documents and material received by it while retained under this Agreement. Project Manager shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

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3.4.	[reserved]

3.5.	Termination. This Agreement may be terminated by either party; (i) upon giving ninety (90) days written notice to the other party; provided however that if the Company terminates this Agreement by written notice during the first 9 month period of this Agreement, the Company shall remain obligated to pay the Consultant Fee through such 9 month period of this Agreement, in cash or Series H preferred stock at the Project Manager’s option, or (ii) for Cause, as defined, at any time. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from personnel’s incapacity during physical or mental illness) by the Project Manager to substantially perform duties with the Company; (ii) conduct by the Project Manager or its personnel that amounts to willful misconduct or gross negligence; (iii) any act by Project Manager or its personnel of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (iv) commission by Project Manager or any of its personnel of, or indictment of Project Manager or any of its personnel for, a felony or any other crime involving dishonesty; or (v) a material breach of the Agreement by the either the Company or the Project Manager.

The Company agrees to pay all costs of collection, including, reasonable attorney's fee, in the case that any payments due hereunder are not paid in a timely manner, or in case it becomes necessary to protect the interests hereof, whether suit be brought or not.

3.6.	Indemnification. In no event shall the Project Manager and its personnel be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the Project Manager or its personnel. The Company agrees to indemnify and hold harmless the Project Manager and its personnel and any affiliate of the Project Manager from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Agreement, unless such is do to gross negligence on the part of the Project Manager or its personnel. The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this Agreement. The Company further agrees to cover any reasonable legal or other professional services costs on behalf of Project Manager should the need for such arise out of any claims made against Project Manager and its personnel relating to the services provided under this Agreement.

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3.7.	This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the party to be bound hereby.

3.8.	All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (collectively, the "Notices") shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto identified above (or to such other addresses as either of the parties hereto shall specify by notice given in accordance with this provision). All such Notices shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

3.9.	Neither party hereto may assign this Agreement or its or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto, except that Project Manager may assign its rights to the Preferred Stock upon notice to the Company.

3.10.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.11.	No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

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3.12.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereby consent to the jurisdiction of the courts of such state and to the bringing of any litigation arising out of or under this Agreement in such courts located in Nassau County, New York. The parties hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against each other in respect of any matter arising out of or in connection with this Agreement.

3.13	Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

3.14.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.

3.15.	This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement of the day and year first above written.

TARPON BAY PARTNERS LLC

By:
Stephen M. Hicks
Manager

PURESAFE WATER SYSTEMS, INC.

By:
Leslie Kessler, CEO

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SERIES H PREFERRED STOCK

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